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                                                                   EXHIBIT 10(d)





May 29, 1996



Mr. [FULL_NAME]
[TITLE]
[COMPANY]
[STREET_ADDRESS]
[CITY], [STATE]  [ZIP_CODE]   PRIVILEGED AND  CONFIDENTIAL
                              ----------------------------


RE:  Termination Agreement

Dear [FIRST_NAME]:

     First Mississippi Corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations and their subsidiaries, the possibility of a Change in Control may exist and that such possibility, and the uncertainty and questions which it may raise, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's management to their assigned duties, without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control of the Company, although no such change is now contemplated.

     In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Subsection 2(iii) hereto, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated subsequent to a "Change in Control" of the Company (as defined in Section 2 hereof) under the circumstances described below. This letter, however, does not otherwise change your employment arrangements and except for the conditions contained therein pertaining to a Change in Control, your continued employment continues to be subject to the will of the Board of the Company.

      1.    Term of Agreement.   This Agreement shall be deemed effective on
June 1, 1996 and shall continue in effect through May 31, 1999 (the "Original Term"); provided,




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however, that commencing on June 1, 1999, the term of this Agreement shall automatically be extended for one additional term of three (3) years beyond May 31, 1999, unless not later than June 30 of that year, the Company shall have given notice that it does not wish to extend this Agreement. Notwithstanding the above, if a Change in Control (as defined in Section 2 below) of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of three (3) years beyond the month in which such Change in Control occurred; provided that, if you qualify as a Bona Fide Executive ("Bona Fide Executive") as that term is defined under the Fair Labor Standards Act (29 C.F.R. Section 1625.12), as may be amended, in no event shall this Agreement extend beyond the end of the month in which you reach your normal retirement age of 65 years.

      2.     Change in Control.

            (i) No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below. For purposes of the Agreement, a "Change in Control" of the Company shall be deemed to have occurred if:

                  (A) any "person" (as defined in Section 3(a) (9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified and used in Sections 13 (d) and 14 (d) thereof), other than (i) the Company or any of its subsidiaries, (ii) a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                  (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this Subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                  (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than
            (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining



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            outstanding or be being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefits plan of the Company, at least 80% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar translation) in which no Person is or becomes the beneficial owner (determined pursuant to Subsection A above) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                  (D) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

            (ii) For purposes of this Agreement, a "Potential Change in Control" of the Company shall be deemed to have occurred if:

                  (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

                  (B) any person (including the Company) publicly announces an intention take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

                  (C) any person, other than a trustee or other fiduciary
            holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing nine and a half (9.5%) percent or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by five (5%) or more over the amount theretofore by such person; or

                  (D) the Board adopts a resolution to the effect that, for
            purposes of this Agreement, a Potential Change in Control of the Company has occurred.

            (iii) You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you will remain in the employ of the Company until the earliest of (A) a date which is six (6) months from the occurrence of such Potential Change in Control of the Company, (B) the termination by you of your employment by reason of Disability, as defined in Subsection 3(i), or (C) the occurrence of a Change in Control of the Company.




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            (iv)  Notwithstanding the foregoing, neither a "Change in Control"
      nor a "Potential Change in Control" shall be deemed to have occurred by virtue of the Company entering into any agreement with respect to, the public announcement of, the approval by the Company's shareholders or directors of, or the consummation of, any transaction or series of integrated transactions (including any merger or other business combination transaction entered into in connection with, or expressly conditioned upon the occurrence of, a Spin-Off Transaction (as defined below) immediately following which the recordholders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity (the "Spun-Off Entity") which owns all or substantially all of the assets of either of the Company's Principal Businesses (as defined below) immediately following such transaction or series of transactions (such transaction or series of transactions, a "Spin-Off Transaction"); provided that such Spin-Off Transaction (including any related merger or other business combination transaction) has been approved by a vote of a majority of the Company's Continuing Directors (as defined below) then in office. For purposes of this Agreement (1) "Principal Businesses" shall mean either of the Company's Chemical or Fertilizer businesses as described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995 and (2) "Continuing Director" shall mean any member of the Board of Directors of the Company who is a member of the Board of Directors as of the date of this Agreement and any person who subsequently becomes a member of the Board of Directors, if such person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

     3. Termination Following Change in Control. If any of the events described in Subsection 2(i) hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death or Disability as defined in Section 3(i), (B) by the Company for Cause, or (C) by you other than for Good Reason.

            (i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability".

            (ii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and



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      materially injurious to the Company, monetarily or otherwise.  For purposes of this Subsection, an act, or failure to act, shall be deemed "willful" if done, or omitted to be done, by you other than in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a minimum of three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and opportunity for you, together with your counsel, to be heard before the Board), finding that in good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (b) of the first sentence of this Subsection and specifying the particulars thereof in detail.

            (iii) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (D), (E), (F), (G), or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect thereof:

                  (A) the assignment to you of any duties inconsistent with your status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control of the Company;

                  (B) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person or entity which is then in control of the Company;

                  (C) the relocation of the Company's principal executive
            offices to outside the Jackson, Mississippi Metropolitan Area, or the Company's requiring you to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the change of Control of the Company;

                  (D) the failure by the Company, without your consent, to pay to you any portion of your current compensation except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Company and all senior executives of any person or entity which is then in control of the Company, or to pay to you any portion of an installment of deferred compensation



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            under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                  (E) the failure by the Company to continue in effect any
            compensation plan in which you participate immediately prior to the Change in Control of the Company which is material to your total compensation, including but not limited to the Company's 1980, 1988 or 1995 Long-Term Incentive Plan, as these plans are amended from time to time (the "Long-Term Incentive Plans"), or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control of the Company.

                  (F) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control of the Company;

                  (G) the failure of the Company to obtain a satisfactory
            agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

                  (H) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

            Your right to terminate your employment pursuant to this Subsection
            (iii) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

            (iv) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to



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      the other party hereto in accordance with Section 7 hereof.  For purposes of this Agreement, a " Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

            (v) Date of Termination, Etc. "Date of Termination" shall mean the following: (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection
      (ii) above shall not be less than thirty (30) days from the date such Notice of Termination is given); provided that if within fifteen (15 days after any Notice of Termination is given, or if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other parity that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to base salary) and continue your participation in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.


      4.    Compensation Upon Termination or During Disability.

Following a Change in Control of the Company, as defined by Subsection 2(i), upon termination of your employment or during a period of disability, you shall be entitled to the following benefits.

            (i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's annual bonus plan, the First Mississippi Corporation 1980 Long-Term Incentive Plan, the First Mississippi



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      1988 Long-Term Incentive Plan, the First Mississippi 1995 Long-Term
      Incentive Plan, or other plan during such period, until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

            (ii) If youremployment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, or death, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

            (iii) If your employment by the Company shall be terminated (a) by the Company other than for Cause or Disability, or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

                  (A) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below.

                  (B) (1) In lieu of any further salary payments to you for
            periods subsequent to the Date of Termination, the Company shall pay to you, subject to subsection 2 below, a lump sum severance payment (together with the payments provided in Paragraphs C, E and F below and any payment you may receive pursuant to Paragraph D below, the "Severance Payments") equal to 3 times the sum of (i) your average annual base salary for the five (5) full years preceding the year in which the Date of Termination occurs averaged over said five (5) full years, and (ii) either the average annual bonus earned by you with respect to such five (5) year period, or the average annual bonus earned by you with respect to such five
            (5) year period immediately preceding the date of the Change in Control, whichever is higher (taking the value of such bonuses into account whether paid in cash or defined or converted into another form of compensation under any Company plan).

                  (2) Notwithstanding subsection (B)(1) above, if you will reach your normal retirement age of 65 years within 36 months after the Date of Termination, then the lump sum severance payment calculated in subsection (b)(1) above shall be reduced by multiplying such payment by a fraction, the numerator of which shall equal one plus the number of full calendar months between the Date of Termination and the date on which you attain the age of 65, if you qualify as a Bona Fide Executive, and the denominator of which shall equal 36.



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                  (C) The Company shall continue to provide you with medical insurance, life insurance and disability insurance in the amounts and upon the terms and conditions present immediately prior to Notice of Termination for a period of three years following the Date of termination. However, if during such three year period you
            (i) become re-employed with another employer and you are eligible to receive medical or other welfare benefits under another employer provided plan, or (ii) you reach the normal retirement age of 65 years and do not qualify as a Bona Fide Executive, then the medical and other welfare benefits described above shall no longer be provided by the Company. In the event that the Company cannot, despite its best efforts, provide such coverage under its benefit plans, it shall arrange for equivalent coverage outside such plans.

                  (D) Notwithstanding any provision of the Company's Long-Term
            Incentive Plans as amended from time to time, or any other compensation arrangements then in effect, the Company shall pay to you a lump sum amount equal to the sum of any incentive compensation which has been allocated or awarded to you for a year or other measuring period preceding the Date of Termination, but has not yet been paid.

                  (E) Except for Incentive Stock Options ("ISOs") which are
            hereby specifically excluded, in lieu of shares of common stock of the Company ("Company Shares") issuable upon exercise of outstanding options ("Options"), granted to you under the Company's Long-Term Incentive Plans as amended from time to time, or any other plan then in effect (which Options shall be canceled upon the making of the payment referred to below), unless you notify the Company by giving notice in accordance with Section 7 hereof within fifteen (15) days after receipt of Notice of Termination that you do not wish such payment, the Company shall pay to you not later then the fifth day following the Date of Termination, an amount in cash equal to the product of (i) the difference (to the extent that such difference is a positive number) obtained by subtracting the per share exercise price of each Option held by you whether or not then fully exercisable from the higher of (A) the closing price of Company Shares as reported on the New York Stock Exchange on the Date of Termination, or (B) the highest per share price of Company Shares actually paid in connection with any Change in Control of the Company, and (ii) the number of Company Shares covered by each such Option. In lieu of convertible debentures of the Company ("the Debentures") issuable upon exercise of outstanding options ("Debenture Options") granted to you under the Company's Long-Term Incentive Plans, as amended from time to time, or any other plan then in effect (which Debenture Options shall be canceled upon the making of the payment referred to below), unless you notify the Company by giving notice in accordance with Section 7 hereof within fifteen (15) days after receipt of Notice of Termination that you do not wish to receive such payment, the Company will pay to you, not later than the fifth (5th) day following the Date of Termination, an amount in cash equal to the product of (i) the difference (to the extent that such difference is a positive


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            number) obtained by subtracting the per share price at which the
            Debentures would be convertible into Company Shares whether or not then fully exercisable from the higher of (A) the closing price of Company Shares as reported on the New York Stock Exchange on the Date of Termination, or (B) the highest per share price for Company Shares actually paid in connection with any Change in Control of the Company, and (ii) the number of Company Shares issuable upon conversion of the Debentures covered by the Debenture Options. In lieu of any conversion rights under any outstanding Debentures issued upon the exercise of Debenture Options (which Debentures shall be canceled upon the making of the payment referred to below), unless you notify the Company by giving notice in accordance with Section 7 hereof within fifteen (15) days after receipt of Notice of Termination that you do not wish such payment, the Company will pay to you an amount in cash equal to the product of (i) the higher of (A) the closing price of Company Shares as reported on the New York Stock Exchange on the Date of Termination or (B) the highest per share price for Company Shares actually paid in connection with any Change in Control of the Company, and (ii) the number of Company Shares into which such Debentures are then convertible. In lieu of any rights under any outstanding Performance Shares or Performance Units (as each term is defined in the First Mississippi Corporation 1995 Long-Term Incentive Plan) granted to you by the Company, the Company shall, pursuant to the terms and conditions of the First Mississippi Corporation 1995 Long-Term Incentive Plan, pay to you in cash an amount equal to the value of such Performance Shares or Performance Units.

                  (F) If on the Date of Termination, you are not 100% vested under the Retirement Plan For Employees of First Mississippi Corporation and the corresponding provisions of the First Mississippi Corporation Benefits Restoration Plan (together the "Retirement Plan"), the Company shall pay you a lump sum equal to the present value of a straight life annuity benefit commencing at the earliest date you could have elected to receive benefits under the Retirement Plan (using the interest rate and the mortality table then in use under the Retirement Plan) to provide the excess of:

                        (i) an aggregate benefit equal to the benefit that would
                  have been paid under the Retirement Plan if you were 100% vested under such Retirement Plan, over

                        (ii) the aggregate benefit actually payable under the
                  Retirement Plan.

                  In addition, if on the Date of Termination you are not 100%
            vested under either the First Mississippi Corporation 401(k) Savings Plan and the corresponding provisions of the First Mississippi Corporation Benefits Restoration Plan (effective March 1, 1989), the Company shall pay you a lump sum equal to the current amount forfeited under each such plan.

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                  (G) The Company shall also pay to you all legal fees and
            expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code ") to any payment or benefit provided hereunder).

                  (H) The payments provided for in paragraphs (A), (B), (D), (E)
            and (F) above, shall be made not later than the fifth (5th) day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments
            (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

            (iv) Notwithstanding anything to the contrary in this Agreement, amounts received under paragraph (iii) above shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by you upon termination of employment under any severance plan, policy or arrangement of the Company.

            (v) You shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Paragraph 4 be reduced by any compensation or benefits earned by you as the result of employment by another employer (except as provided in paragraph (iii)(C) above), by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

            (vi)  In addition to all other amounts payable to you under this
      Section 4, you shall be entitled to receive all benefits payable to you under the 401(k) Savings Plan, and any other plan or agreement relating to retirement benefits.


      5.    Parachute Payment Limitation.

            (i) Notwithstanding anything in this Agreement to the contrary, if any severance pay or benefits payable under this Agreement (without the application of this Section 5), either alone or together with other payments pursuant to any agreement, plan or arrangement with the Company (the "Total Payments"), would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), then the following shall occur:

                  (A) Tax counsel selected by the Company's independent auditors and acceptable to you shall compute the net present value to you of all the Total Payments after reduction for the excise taxes imposed by Code Section 4999 and for any normal income taxes that would be imposed on you if such Total Payments constituted your sole taxable income.

                  (B) Said tax counsel shall next compute the maximum Total
            Payments that can be provided without any such Total Payments being characterized as "Excess Parachute Payments" (as defined in Section 280G of the Code) and reduce the result by the amount of any normal income taxes that would be imposed on you if such reduced Total Payments constituted you sole taxable income.

            (ii) If the result derived in subsection (A) is greater than the result derived in subsection (B) by more than $10,000, then the Company shall pay you the full amount of the Total Payments without reduction.
      If the result derived from subsection (A) is not greater than the result derived in subsection (B) by more than $10,000, then the Company shall pay you the maximum Total Payments possible without any such Total Payments being characterized as Excess Parachute Payments. (The determination of how such Total Payments will be reduced shall be made by you in good faith after consultation with the Company).

      6.    Successors; Binding Agreement.

            (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate. Notwithstanding the foregoing, you and the Company hereby agree that, upon the distribution (the "Distribution") of shares of common stock of the Spun-Off Entity to stockholders of the Company in a Spin-Off Transaction, the Spun-Off Entity shall assume all of the obligations and succeed to all of the rights of the Company under this Agreement, the Company shall be released of all of its obligations under this Agreement and thereafter, as used in this Agreement, the term "Company" shall mean the Spun-Off Entity and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise. This Agreement shall terminate and be of no further force and effect and you hereby agree to release the Company and the Spun-Off Entity from any obligations hereunder upon the Distribution if, as of the Distribution, you are not employed by the Spun-Off Entity or one of its direct or indirect subsidiaries.

      7. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Mississippi. All references to Sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such Sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

      9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      10.   Counterparts.   This Agreement may be executed in several
counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.


If this letter sets forth our agreement on the subject matter hereof, please sign and return the enclosed copy of this letter to Teresa Holland in the FMC Human Resources department which will then constitute our agreement on this subject.


Sincerely yours,

FIRST MISSISSIPPI CORPORATION




- ------------------------------
J. Kelley Williams
Chairman of the Board


ACCEPTED AND AGREED TO on this, the        day of                    , 1996.
                                    ------        -------------------



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[FULL_NAME]